Exhibit 34.2
Report of Independent Registered Public Accounting Firm
To the Board of Directors of
SLM Corporation:
We have examined management’s assertion, included in the accompanying Assertion on Compliance with Regulation AB Criteria, dated March 23, 2011, that Sallie Mae, Inc. (the “Corporation”), a direct wholly owned subsidiary of SLM Corporation, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the SLM Regulation AB Student Loan Platform (the “Platform”), as of and for the year ended December 31, 2010, excluding (1) criteria 1122 (d)(1)(iii), 1122 (d)(2)(iii), 1122 (d)(2)(vi), 1122 (d)(3)(iii), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii) and 1122 (d)(4)(xiii), which the Corporation has determined are not applicable to the servicing activities performed by it with respect to the Platform and (2) criteria 1122 (d)(2)(ii) which the Corporation has determined is applicable to the Platform but is excluded from the scope of management’s assertion. These criteria are not reported on herein, as indicated in Appendix A of management’s assertion. Appendix B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Corporation’s compliance with the servicing criteria. Our responsibility is to express an opinion on the management’s assertion based on our examination.
Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Corporation’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Corporation processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Corporation during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Corporation during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Corporation’s compliance with the servicing criteria.
In our opinion, management’s assertion that the Corporation complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2010 for the SLM Regulation AB Student Loan Platform is fairly stated, in all material respects.
March 23, 2011
PricewaterhouseCoopers LLP, 1800 Tysons Boulevard, McLean, VA 22102
T: (703) 918 3000, F: (703) 918 3200, www.pwc.com/us